Exhibit 4.1

Advisors Asset Management, Inc.
18925 Base Camp Road
Monument, Colorado 80132

February 10, 2022

Advisors Disciplined Trust 1801

c/o The Bank of New York Mellon, as Trustee

240 Greenwich Street, 22W Floor

New York, NY 10286

Re: Advisors Disciplined Trust 1801 (the “Fund”)

Ladies and Gentlemen:

We have examined the Registration Statement File No. 333-218417 for the above captioned Fund. We hereby consent to the use in the Registration Statement of the references to Advisors Asset Management, Inc. as evaluator.

You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

Very truly yours,

Advisors Asset Management, Inc.

By	/s/ ALEX R. MEITZNER
Alex R. Meitzner
Senior Vice President